Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-125485

GMAC RFC

EQUIFIRST

Free Writing Prospectus

Supplemental Materials

$698,175,000 (Approximate)

RAMP Series 2005-EFC7 Trust

Issuer

EquiFirst Corporation

Originator

Residential Asset Mortgage Products, Inc.

Depositor

Residential Funding Corporation

Master Servicer

Mortgage Asset-Backed Pass-Through Certificates,

Series 2005- EFC7

December 16, 2005

GMAC RFC Securities

Any transactions in the certificates will be effected through Residential Funding Securities Corporation.

Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information

Any transactions in the Offered Certificates will be effected through Residential Funding Securities Corporation.

The information herein has been provided solely by Residential Funding Securities Corporation ("RFSC") based on information with respect to the mortgage loans provided by Residential Funding Corporation ("RFC") and its affiliates. RFSC is a wholly owned subsidiary of RFC.

Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuer or its affiliates.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE (888) 523-3990.

The securities may not be suitable for all investors. RFSC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

Investors are urged to read the base prospectus, free writing prospectus or preliminary prospectus supplement and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information.

The information in this free writing prospectus supersedes any information contained in any prior materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and will be superseded by the preliminary prospectus. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have accepted your offer to purchase Offered Certificates. We will not accept any offer by you to purchase the securities, and you will not have any contractual commitment to purchase any of the securities until after you have received the preliminary prospectus and we have indicated acceptance of your offer to purchase the Offered Certificates. You may withdraw your offer to purchase Certificates at any time prior to receipt of notice of acceptance.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

RFSC and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only.

The information in this free writing prospectus is preliminary and is subject to completion or change.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

All assumptions and information in this report reflect RFSC's judgment as of this date and are subject to change. All analyses are based on certain assumptions noted herein and different assumptions could yield substantially different results. You are cautioned that there is no universally accepted method for analyzing financial instruments. You should review the assumptions; there may be differences between these assumptions and your actual business practices. Further, RFSC does not guarantee any results and there is no guarantee as to the liquidity of the instruments involved in this analysis.

The decision to adopt any strategy remains your responsibility. RFSC (or any of its affiliates) or their officers, directors, analysts or employees may have positions in securities, commodities or derivative instruments thereon referred to here, and may, as principal or agent, buy or sell such securities, commodities or derivative instruments. In addition, RFSC may make a market in the securities referred to herein.

Finally, RFSC has not addressed the legal, accounting and tax implications of the analysis with respect to you, and RFSC strongly urges you to seek advice from your counsel, accountant and tax advisor.

The Initial Excess Spread was disclosed as approximately 277 bps per annum on page 9 of the Free Writing Prospectus, dated December 15, 2005, with respect to RAMP Series 2005-EFC7 Trust, Mortgage Asset-Backed Pass-Through Certificates, Series 2005-EFC7. However, the initial Excess Spread is equal to approximately 266 bps per annum.